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                                                                     EXHIBIT 4.3

                               HEADS OF AGREEMENT

       This Heads of Agreement is made and entered into this 25th day of March, 1996, by and between CSL LIMITED A.C.N. 051588348, a __________ company located in Parkville, Victoria, Australia ("CSL") and THERAPEUTIC ANTIBODIES INC, a Delaware corporation located in Nashville, Tennessee, USA ("TAb").

       1. TAb has developed and is the sole owner of all worldwide right, title, and interest in and to polyclonal antibody products for treatment of bites of snakes and other venomous creatures, more particularly described in Schedule 1 below (the "Products").

       2. TAb previously agreed to appoint F.H. Faulding & Co. Limited ("FHF") for registration services and as exclusive distributor with respect to certain Products in Australia, and TAb is using its best efforts to terminate such appointment.

       3. TAb has requested that CSL conduct clinical trials and obtain registration and marketing approvals for the Products from the relevant health authorities in Australia and the other territory referred to in Schedule 2 attached (collectively, the "Territory").

       4. TAb and CSL have agreed to negotiate in good faith a definitive agreement pursuant to which CSL shall conduct clinical trials, obtain registration and marketing approvals, and distribute the Products in the Territory. Pending negotiation and execution of such a definitive agreement and, contingent upon CSL's receipt of notice from TAb of the termination of the agreement referred to in Section 2 between FHF and TAb, CSL agrees to conduct and complete such clinical trials as soon as reasonably possible after review and acceptance by CSL of the draft CTX application and clinical program, to support financially such clinical trials at its expense and to use all reasonable endeavors to obtain all necessary, appropriate, and desirable registration and marketing approvals for the Products promptly from the relevant health authorities for treatment of snake bites in the Territory at its cost on and subject to the following terms and conditions:

       (a) TAb shall submit a clinical protocol to CSL for approval by CSL before CSL begins to conduct clinical trials;

       (b) TAb shall at its cost promptly provide CSL with relevant information in relation to the Products, as it becomes aware of the same from time to time, including information relating to efficacy, safety, and any adverse reactions;
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       (c)  TAb shall manufacture and ship Products free of charge for the clinical trials in vials with temporary labels. All Products to be used in the clinical trials shall be shipped to CSL for distribution to the various sites of the clinical trials, and careful, detailed logs of all of the shipments of Products shall be maintained by CSL. CSL shall be solely responsible for final labelling of containers of the Products during clinical trials but must have the prior written approval of TAb regarding the format of such labels before using such labels;

       (d) CSL shall be solely responsible for paying for, conducting, and monitoring clinical studies necessary for the registration of the Products in the Territory, but shall consult with TAb in the selection of the clinical centers to be used for the clinical trials. CSL shall assure that all clinical trials are conducted in accordance with all applicable governmental requirements designed to insure acceptability of clinical data (i.e., Good Clinical Practices). It is agreed that Good Clinical Practices shall include, but not be limited to, the practices referred to in Schedule 3;

       (e) If TAb and CSL do not enter into the Clinical Trials, Registration, and Distribution Agreement (defined below), TAb shall reimburse CSL for all documented, actual, and reasonable expenses that were previously approved by TAb and incurred by CSL under this Heads of Agreement;

       (f) TAb shall indemnify and hold harmless CSL, its subsidiaries and affiliates and their officers, directors, employees and agents from all loss, liability, or expense, including attorneys' fees, arising from any claim, cause of action or judgment based on any act or omission of TAb, its agents and employees, including any claim, cause of action or judgment arising from the Products, their use or effects, provided however that the foregoing shall not apply if the claim is caused by the negligence, recklessness or wilful action or inaction of CSL; and

       (g) CSL shall indemnify and hold harmless TAb, its subsidiaries, affiliates and their officers, directors, employees, and agents from all loss, liability, or expense, including attorneys' fees arising from any claim, cause of action or judgment based on the negligence, recklessness or wilful action or inaction of CSL, its agents or employees relating to its obligations under the terms of this Agreement.

       5. TAb and CSL shall negotiate in good faith a more detailed agreement to pursue the clinical trials and obtain the registration and marketing approvals from the relevant health authorities for distribution of the Products in the Territory (the "Clinical


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Trials, Registration, and Distribution Agreement") on and subject to the following terms and conditions:

       (a) TAb shall at its cost promptly supply CSL with a draft CTX application and all other information, data, and dossiers in its possession, custody, or control relating to the Products used to obtain the registration and marketing approvals in the Territory.

       (b) At the completion of the clinical trials, CSL shall prepare and file with the relevant governmental authorities all documents required for registration of the Products in the Territory and shall pay all necessary registration fees.

       (c) TAb and CSL shall negotiate in good faith regarding manufacturing of the Products for sale in the Territory with consideration given to the most appropriate use of facilities available to TAb and CSL.

       (d) CSL shall have an exclusive right to distribute the Products in the Territory. On sales of Products in the Territory, CSL and TAb will divide the gross profit ***************************. Gross profit shall be calculated as CSL's net sales revenue less the agreed Product cost as determined by TAb and CSL beforehand. CSL's net sales revenue shall equal the gross sales price received by CSL from its customers, less trade discounts, taxes, and distribution costs.

       (e) CSL shall pay TAb the following amounts upon the conclusion of the following events:

       Signing the Clinical Trials, Registration, and
       Distribution Agreement                                      A $********

       First completion of the clinical trials
       in a country in the Territory                               A $********

       First grant of marketing approval in a
       country in the Territory                                    A $********

       Completion of pricing negotiations for
       initial sales of a country in the Territory                 A $********
                                                                   -----------

       TOTAL                                                       A $********

            Such payments shall be creditable against a maximum of ****** percent (**%) of TAb's earned proceeds pursuant to Section 5(d) above in the first ****** (**) years


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
            of marketing the Products in the Territory pursuant to the Clinical Trials, Registration and Distribution Agreement.

       (f) CSL shall provide financial assistance to TAb for establishing animal flocks for commercial purposes in order to build sufficient inventories of the Products. The level of this Financial assistance will be agreed by both parties at the time the flocks are established.

       (g) The Clinical Trials, Registration, and Distribution Agreement will operate from its date of execution until ***** (**) years after the date on which a Product First receives marketing approval in any country of the Territory. Thereafter, it will be renewed for successive ***** (**) year terms unless either party provides sixty
            (60) days notice prior to expiration of a term of its intent not to renew. Termination rights will be available to either party upon reasonable notice if unexpected delays (as reasonably determined in good faith) occur in the effort to receive marketing approval for any Products in the Territory.

       (h) CSL and TAb agree to complete development of other Australian antivenoms with both TAb and CSL equally sharing the product development costs based upon a mutually agreed budget. Such development costs would not include the cost of clinical trials unless TAb and CSL subsequently reach an agreement to address such costs.

       (i) CSL and TAb shall explore opportunities to collaborate in other areas, including:

            applying TAb's technology to other CSL antibody-based products;

            research and development of new TAb products;

            lyophilization and vialing of appropriate TAb products processed in Australia; and

            commercialization of the TAb product range in markets not covered by existing agreements between TAb and third parties.

       (j) Either party shall be able to terminate the Clinical Trials, Registration, and Distribution Agreement upon reasonable notice if
            (i) the Products are not more effective, as measured by objective criteria, than existing antivenom products that are competitive with the Products, and (ii) Product sales in the


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            Territory fall short of reasonable commercial expectations, as more fully specified in the Clinical Trials, Registration, and Distribution Agreement.

       6. All materials, documents, and information generated through the conduct of the clinical trials, registration, or distribution efforts (collectively, the "Materials") are and shall be Confidential Material of TAb within the meaning of the Mutual Non-Disclosure Agreement between CSL and TAb, dated December 13, 1995, and shall only be used for the purposes referred to in this Heads of Agreement or as otherwise approved by TAb. All Materials and registrations and approvals obtained by CSL hereunder shall be the sole and exclusive property of TAb.

       7. The parties shall use all reasonable endeavors to negotiate and enter into the Clinical Trials, Registration and Distribution Agreement for the Products as soon as practicable, but in any event within a period of ****** (**) ******** from the date of this Heads of Agreement or such longer period as the parties may agree to (the "Negotiation Period"). All such negotiations shall be conducted in good faith with a view to establishing a long-term relationship between the parties not only in relation to the Products but generally.

       8. Except for rights granted to FHF, which TAb is currently using its best efforts to terminate, TAb shall not grant inconsistent rights in relation to the Products to any third party for the Territory during the Negotiation Period, and shall ensure that no third parties under its control grant any such rights.

       9. Except for existing consulting agreements, the terms of which have been disclosed to TAb, CSL has not entered into and shall not, during the Negotiation Period, enter into any agreement with any third party in relation to products that are competitive or would be competitive with the Products in the Territory.

       10. The parties will consult with each other before issuing any press release or otherwise making any public statement with respect to the subject matter of this Heads of Agreement, and neither of them shall issue any such press release or make any such public statement without the prior consent of the other, except as may be required by law.

       11. The provisions set forth in paragraphs 4,6,7,8,9,10, and 12 of this Heads of Agreement shall be legally binding obligations of the parties. The remaining portions are intended only as guidelines for the future negotiation of binding and enforceable agreements and are not intended to and shall not constitute binding legal obligations, which shall only arise upon the execution and delivery of the Clinical Trials, Registration and Distribution Agreement. In the event TAb is unable to obtain the termination agreement referred to in
Section 2 above before expiration of the Negotiation Period, the parties will negotiate in good faith an agreement that does not include distribution rights in Australia.


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       12. This Heads of Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee of the United States of America.

       IN WITNESS WHEREOF, each of the parties has caused this Heads of Agreement to be executed in duplicate originals by its duly authorized representative on the date fist set forth above.

CSL Limited                               Therapeutic Antibodies Inc


By:    /s/ S. McLesh                      By:    /s/ Martin S. Brown
   --------------------------                ---------------------------

Name:  Mr. S. McLesh                      Name:    Martin S. Brown
     ------------------------                  -------------------------

Title: General Manager                    Title:      Chairman
      -----------------------                   ------------------------


By:    /s/ P. Tucky                       By:    /s/ A.J. Kazimi
   --------------------------                ---------------------------

Name:  P. Tucky                           Name:    A.J. Kazimi
     ------------------------                  -------------------------

Title: Company Secretary                  Title:      President
      -----------------------                   ------------------------



---------------
* The Registrant has requested confidential treatment from the Securities and Exchange Commission for the marked portions of this Exhibit 4.3.


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                                   SCHEDULE 1
                                    PRODUCTS


                              Brown Snake Antivenom





                                   SCHEDULE 2
                                    TERRITORY


                                    Australia


                                Papua New Guinea





                                   SCHEDULE 3
                             GOOD CLINICAL PRACTICES

(1) All individuals who conduct clinical trials (i.e., Investigators) must be qualified in accordance with applicable laws or regulations.

(2) All patients at the clinical trials must sign a written informed consent approved by the applicable Institutional Review Board ("IRB") or equivalent prior to enrolling in the clinical trials.

(3) A duly constituted IRB must review and approve the protocol, protocol amendments, informed consent, and advertisements for patients.

(4) Case report forms ("CRFs") and other written material shall be distributed to the various sites of the clinical trials, and detailed logs shall be maintained for these distributions.

(5) Independent monitors shall be selected to review performance of clinical trials if such monitors are required. CSL shall be responsible for the selection of such independent monitors to audit various clinical sites after consultation with TAb if applicable laws and regulations contain such a requirement